Exhibit 8.2

November 8, 2019	98186.00005

Tilray, Inc.

1100 Maughan Road

Nanaimo, BC, Canada, V9X IJ2

Attention: Dara Redler, General Counsel; Maryscott Greenwood, Chair of the

Special Committee of the Board

Re:	Reorganization of Privateer Holdings, Inc. into Down River Merger Sub, LLC, a wholly-owned subsidiary of Tilray, Inc.

Ladies and Gentlemen:

We have acted as counsel to Tilray, Inc., a Delaware corporation (“Tilray”) and Down River Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), in connection with the reorganization of Privateer Holdings, Inc., a Delaware Corporation (“Privateer”) into Merger Sub, in accordance with an Agreement and Plan of Merger and Reorganization (the “Plan”) dated as of September 9, 2019 by and among Tilray, Merger Sub and Privateer as described in the Registration Statement on Form S-4 originally filed with the Securities Exchange Commission on October 11, 2019 as amended through the date hereof (the “Registration Statement”).

Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Plan. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the Plan, the Registration Statement, and such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion.

In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

1.

That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be prior to the effective time of the reorganization) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof;

2.

That all representations, warranties and statements made or agreed to by Tilray, Merger Sub and Privateer, and their respective management, employees, officers, directors and shareholders thereof in the Plan and the Registration Statement (including any exhibits or appendices) are true and accurate at all relevant times; and that all covenants contained in such documents are performed without waiver or breach of any material provision thereof;

3.	That the reorganization will be effected in accordance with the Plan; and

4.

That the statements concerning the reorganization set forth in the Plan and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the time when the reorganization becomes effective.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, it is our opinion that for federal income tax purposes the reorganization as provided in the Plan will constitute a reorganization within the meaning of 368(a)(1)(A) of the Code.

This opinion does not address the various state, local or foreign tax consequences that may result from the reorganization. In addition, no opinion is expressed as to any federal income tax consequence of the reorganization except as specifically set forth herein, and this opinion does not address any additional tax consequence that might result to a shareholder due to its particular circumstances, such as shareholders who are dealers in securities or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. This opinion may be relied upon with respect to the consequences specifically discussed herein only by Tilray and its shareholders, and Merger Sub, and not by any other person or entity.

No opinion is expressed as to any transaction other than the reorganization as described in the Plan, or as to any other transaction whatsoever including the reorganization if all the transactions described in the Plan are not consummated in accordance with the material terms of the Plan and without waiver of any material provision thereof. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion could be adversely affected and should not be relied upon.

This opinion represents our judgment as to the federal income tax consequences of the reorganization and is not binding on the Internal Revenue Service or the courts. No rulings have been sought from the Internal Revenue Service or any other governmental agency in connection with the Reorganization. The conclusions described herein are based on the Code, existing judicial decisions, administrative regulations and published rulings in effect as of the date that this opinion is dated, all of which may be amended, possibly with retroactive effect. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Furthermore, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion has been delivered to you pursuant to paragraph 5.10(c)(i) of the Plan and may not be distributed or otherwise made available to any other person or entity (other than your accountants, auditors and legal, tax and investment advisors) without our prior written consent. This opinion may be disclosed to shareholders of the Target Fund and the Surviving Fund, and they may rely on it in connection with the Reorganization, it being understood that we are not establishing any attorney-client relationship with any such shareholder.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm name therein under the caption “Material U.S. Federal Income Tax Consequences of the Merger.” In giving this consent, we do not admit that we are experts within gate meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Paul Hastings LLP